For Immediate Release

Builders FirstSource Reports Third Quarter 2025 Results

October 30, 2025 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.9 billion, a 6.9% decrease, driven by lower core organic net sales and commodity deflation, partially offset by growth from acquisitions.
•
Gross profit margin decreased 240 basis points to 30.4%, primarily driven by a below-normal starts environment.
•
Net income was $122.4 million, or diluted EPS of $1.10 compared to diluted EPS of $2.44 in the prior year period. Net income as a percent of net sales decreased by 360 basis points to 3.1%.
•
Adjusted EBITDA decreased 30.8% to $433.7 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 380 basis points to 11.0%, attributable to lower gross margin and reduced operating leverage.
•
Cash provided by operating activities was $547.7 million, a decrease of $182.2 million compared to the prior year period. The Company's free cash flow was $464.9 million, a decrease of 26.8%, compared to $634.7 million in the prior year period. The decrease was primarily driven by lower net income.

Peter Jackson, CEO of Builders FirstSource, commented: “Our third quarter results reflect the strength of our strategy and disciplined execution in a weak housing market. Over the past several years, we have transformed into a stronger organization powered by our leading network of value-added solutions, a relentless focus on operational excellence, and capital deployment. These pillars, combined with our scale and a team dedicated to exceptional customer service, reinforce our industry leadership position and our track record of success. By focusing on the factors within our control and leveraging our competitive advantages, we're competing effectively today and are poised to accelerate growth in a normal starts environment and deliver sustainable, long-term value for our shareholders.”

Pete Beckmann, CFO of Builders FirstSource, added, “We continue to execute our strategy in a down market, responding to near-term challenges by carefully managing costs while preserving our ability to invest for the future. Our financial agility, supported by a healthy balance sheet and strong free cash flow through the cycle, enables us to deploy capital prudently to fuel organic growth, pursue strategic M&A, and return capital to shareholders. These investments are bolstering our competitive position as we invest for the future.”

Third Quarter 2025 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $3.9 billion, a 6.9% decrease, driven by a 10.6% decline in core organic net sales and commodity deflation of 1.1%, partially offset by growth from acquisitions of 4.8%.
•
Core organic net sales declined 10.6%. Multi-Family declined 20.2%, Single Family declined 12.1%, and Repair and Remodel (“R&R”)/Other declined 1.2%. On a weighted basis, Single Family lowered net sales by 8.2%, Multi-Family by 2.2%, and R&R/Other by 0.2%.

Gross Profit

•
Gross profit was $1.2 billion, a decrease of 13.5%. Gross profit margin percentage decreased 240 basis points to 30.4%, primarily driven by a below-normal starts environment.

Selling, General and Administrative Expenses

•
SG&A was $970.7 million, an increase of $12.4 million, or 1.3%, primarily driven by additional expenses from operations acquired within the last twelve months and our ongoing enterprise resource planning system implementation, partially offset by lower variable compensation due to lower core organic sales and the absence of prior-year asset write-offs. As a percentage of net sales, total SG&A increased by 200 basis points to 24.6%, primarily attributable to reduced operating leverage.

Net Interest Expense

•
Net interest expense increased $15.0 million to $69.3 million, primarily due to higher average debt balances.

Income Tax Expense

•
Income tax expense was $37.1 million, compared to $89.0 million in the prior year period, primarily driven by a decrease in income before income tax. The effective tax rate in the third quarter decreased 50 basis points year-over-year to 23.3%, primarily related to decreased permanent and other differences.

Net Income

•
Net income was $122.4 million, or $1.10 earnings per diluted share, compared to net income of $284.8 million, or $2.44 earnings per diluted share, in the same period a year ago. The 57.0% decrease in net income was primarily driven by lower gross profit and higher SG&A and net interest expense, partially offset by lower income tax expenses.
•
Net income as a percentage of net sales was 3.1%, a decrease of 360 basis points from the prior year period, primarily due to lower gross profit margins and higher SG&A and net interest expense, partially offset by lower income tax expenses.

Adjusted Net Income

•
Adjusted net income was $208.6 million, a decrease of 42.0%, primarily driven by lower gross profit and higher net interest expense, partially offset by lower income tax expenses.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $1.88, compared to $3.07 in the same period a year ago. The 38.8% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 30.8% to $433.7 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 380 basis points from the prior year period to 11.0%, primarily due to lower gross profit margins and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended September 30, 2025, cash provided by operating activities was $547.7 million, and cash used in investing activities was $102.5 million. The Company's free cash flow was $464.9 million, compared to $634.7 million in the prior year period, largely the result of lower net income.
•
Liquidity as of September 30, 2025, was approximately $2.1 billion, consisting of $1.8 billion in net borrowing availability under the revolving credit facility and $0.3 billion of cash on hand.
•
As of September 30, 2025, LTM Adjusted EBITDA was $1.8 billion and net debt was $4.2 billion, resulting in a net debt to LTM Adjusted EBITDA ratio of 2.3x, compared to 1.4x in the prior year period.
•
Year to date, the Company has repurchased 3.4 million shares of its common stock at an average price of $118.65 per share for $403.6 million, inclusive of applicable fees and taxes.
•
The Company has $500 million remaining under its share repurchase authorization.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 99.3 million shares of its common stock, or 48.1% of its total shares outstanding, at an average price of $80.90 per share for a total cost of $8.0 billion, inclusive of applicable fees and taxes.

Productivity Savings From Operational Excellence

•
For the third quarter, the Company delivered approximately $11 million in productivity savings related to operational excellence and supply chain initiatives.
•
Year to date, the Company has delivered approximately $33 million in productivity savings.
•
The Company expects to deliver $45 million to $60 million in productivity savings in 2025.

2025 Full Year Total Company Outlook

For 2025, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins for 2025.

•
Net Sales to be in a range of $15.1 billion to $15.4 billion.
•
Gross Profit margin to be in a range of 30.1% to 30.5%.
•
Adjusted EBITDA to be in a range of $1.625 billion to $1.675 billion.
•
Adjusted EBITDA margin to be in a range of 10.6% to 11.1%.
•
Free cash flow in the range of $0.8 to $1.0 billion, assuming average commodity prices in the range of $370 to $390 per thousand board foot (mbf).

2025 Full Year Assumptions

The Company’s anticipated 2025 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single Family starts are projected to be down approximately 9%, Multi-Family starts down mid-teens, and R&R is projected to be flat.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of approximately 5%.
•
Total capital expenditures in the range of $300 million to $350 million.
•
Interest expense in the range of $270 million to $280 million.
•
An effective tax rate of 20.0% to 22.0%.
•
Depreciation and amortization expenses in the range of $550 million to $600 million.
•
One fewer selling day is projected to decrease net sales by 0.4% in 2025 versus 2024.

Conference Call

Builders FirstSource will host a conference call and webcast on Thursday, October 30, 2025, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Peter Jackson, Chief Executive Officer, and Pete Beckmann, Chief Financial Officer.

The live webcast and archived replay can be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

To participate in the teleconference, please dial into the call a few minutes before the start time at 800-343-4136 (U.S. and Canada) or 203-518-9843 (international), Conference ID: BLDRQ325.

Upcoming Events

Management will participate in investor meetings at the Baird Global Industrials Conference on November 11, 2025, in Chicago and the Stephens Annual Investment Conference on November 18, 2025, in Nashville.

About Builders FirstSource

Builders FirstSource (NYSE: BLDR), headquartered in Irving, Texas, is the nation's leading provider of building materials for professional builders in new residential construction and repair and remodeling. We deliver integrated homebuilding solutions by manufacturing, supplying, and installing a full range of structural and related building products. With approximately 585 locations across 43 states, we serve 48 of the top 50 and 92 of the top 100 metropolitan statistical areas, ensuring broad geographic coverage and enhancing our ability to partner with our customers. Our leading network of strategically located manufacturing facilities produces factory-built roof and floor trusses, wall panels, vinyl windows, custom millwork and trim, as well as engineered wood that we design and cut specifically for each home. We also assemble interior and exterior doors into pre-hung units for easy installation. Additionally, we distribute a wide range of building products, including lumber, sheet goods, windows, doors, millwork, and specialty items. Our services, which vary by market, include professional installation, turnkey framing, and shell construction. Supported by the latest construction innovations and digital solutions, we help drive greater efficiency across homebuilding. Learn more at www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital and technology strategies, including our ability to drive growth by incorporating artificial intelligence and machine learning solutions into our platform, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, home size and affordability, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, net interest expense, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense partially offset by the tax effect of those adjustments to net income. Adjusted net income as a percent of net sales is defined as Adjusted net income divided by net sales. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including depreciation expense, amortization expense, stock compensation expense, acquisition and related expense, and technology implementation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, net interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, Adjusted net income as a percent of sales, and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Net sales	$3,941,190	$4,232,494	$11,832,750	$12,580,186
Cost of sales	2,741,707	2,846,161	8,218,985	8,431,315
Gross margin	1,199,483	1,386,333	3,613,765	4,148,871
Selling, general and administrative expenses	970,715	958,310	2,889,269	2,857,768
Income from operations	228,768	428,023	724,496	1,291,103
Interest expense, net	69,258	54,263	206,139	154,615
Income before income taxes	159,510	373,760	518,357	1,136,488
Income tax expense	37,126	88,977	114,638	248,834
Net income	$122,384	$284,783	$403,719	$887,654

Net income per share:
Basic	$1.11	$2.45	$3.61	$7.45
Diluted	$1.10	$2.44	$3.60	$7.39
Weighted average common shares:
Basic	110,547	116,176	111,703	119,120
Diluted	110,930	116,940	112,142	120,116

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$122,384	$284,783	$403,719	$887,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147,535	141,705	440,090	425,441
Deferred income taxes	56,243	(18,678)	23,876	(46,000)
Stock-based compensation expense	16,402	17,259	46,800	50,885
Other non-cash adjustments	86	17,121	(5,625)	17,136
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	44,098	141,285	10,160	105,140
Inventories, net	134,085	96,552	103,616	47,316
Contract assets	15,523	7,040	2,615	(18,220)
Other current assets	9,706	14,779	(3,731)	4,741
Other assets and liabilities	(577)	(8,402)	(21,772)	(41,009)
Accounts payable	(49,357)	(18,158)	77,263	123,658
Accrued liabilities	50,164	55,552	(65,368)	(81,237)
Contract liabilities	1,432	(880)	9,449	23,724
Net cash provided by operating activities	547,724	729,958	1,021,092	1,499,229
Cash flows from investing activities:
Cash used for acquisitions, net of cash acquired	(18,989)	(123,938)	(904,515)	(256,856)
Purchases of property, plant and equipment	(85,818)	(99,578)	(274,531)	(280,897)
Proceeds from sale of property, plant and equipment	2,976	4,257	18,408	10,555
Cash used for equity investments	(664)	—	(1,330)	(7,686)
Net cash used in investing activities	(102,495)	(219,259)	(1,161,968)	(534,884)
Cash flows from financing activities:
Borrowings under revolving credit facility	235,000	57,000	4,058,000	954,000
Repayments under revolving credit facility	(468,000)	(156,000)	(4,058,000)	(1,418,000)
Proceeds from long-term debt and other loans	—	—	750,000	1,000,000
Repayments of long-term debt and other loans	(701)	(846)	(2,151)	(2,613)
Payments of loan costs	(396)	—	(19,861)	(12,829)
Payments of acquisition-related deferred and contingent consideration	(1,303)	(4,842)	(3,425)	(14,364)
Tax withholdings on and exercises of equity awards	(686)	(270)	(27,191)	(55,267)
Repurchase of common stock	(1)	(153,207)	(413,958)	(1,153,325)
Net cash provided by (used in) financing activities	(236,087)	(258,165)	283,414	(702,398)
Net change in cash and cash equivalents	209,142	252,534	142,538	261,947
Cash and cash equivalents at beginning of period	87,020	75,569	153,624	66,156
Cash and cash equivalents at end of period	$296,162	$328,103	$296,162	$328,103

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$296,162	$153,624
Accounts receivable, less allowances of $43,203 and $41,233, respectively	1,254,739	1,163,147
Other receivables	299,226	344,342
Inventories, net	1,176,429	1,212,375
Contract assets	148,480	151,095
Other current assets	121,152	116,656
Total current assets	3,296,188	3,141,239
Property, plant and equipment, net	2,203,663	1,961,731
Operating lease right-of-use assets, net	604,286	594,301
Goodwill	3,996,476	3,678,504
Intangible assets, net	1,195,868	1,103,634
Other assets, net	134,402	103,677
Total assets	$11,430,883	$10,583,086
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$960,870	$868,054
Accrued liabilities	578,768	634,045
Contract liabilities	184,197	168,208
Current portion of operating lease liabilities	107,019	103,499
Current maturities of long-term debt	14,228	3,470
Total current liabilities	1,845,082	1,777,276
Noncurrent portion of operating lease liabilities	531,164	525,213
Long-term debt, net of current maturities, discounts and issuance costs	4,428,746	3,700,643
Deferred income taxes	172,043	148,167
Other long-term liabilities	137,659	135,317
Total liabilities	7,114,694	6,286,616
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 110,552 and 113,578 shares issued and outstanding, respectively	1,106	1,136
Additional paid-in capital	4,192,699	4,271,269
Retained earnings	122,384	24,065
Total stockholders' equity	4,316,189	4,296,470
Total liabilities and stockholders' equity	$11,430,883	$10,583,086

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2025	2024	2025	2024	2025
Reconciliation to Adjusted Net Income:
GAAP net income	$122.4	$284.8	$403.7	$887.7	$593.9
Acquisition and related expense	(0.8)	2.6	4.1	5.2	17.2
Technology implementation expense	40.7	19.4	93.5	46.7	113.9
Debt issuance and refinancing cost	-	-	0.2	-	0.2
Amortization expense	73.5	76.3	220.7	237.2	288.9
Tax-effect of adjustments to net income	(27.2)	(23.6)	(76.4)	(69.4)	(100.8)
Adjusted net income	$208.6	$359.5	$645.8	$1,107.4	$913.3
Adjusted net income as a % of sales	5.3%	8.5%	5.5%	8.8%	5.8%

GAAP common shares outstanding	110.5	116.2	111.7	119.1
GAAP diluted common shares outstanding	110.9	116.9	112.1	120.1

Basic adjusted net income per share:	$1.89	$3.09	$5.78	$9.30
Diluted adjusted net income per share:	$1.88	$3.07	$5.76	$9.22

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2025	2024	2025	2024	2025
Reconciliation to Adjusted EBITDA:
GAAP net income	$122.4	$284.8	$403.7	$887.7	$593.9
Interest expense, net	69.3	54.3	205.9	154.6	259.1
Income tax expense	64.3	112.6	191.0	318.2	276.2
Depreciation expense	74.1	65.5	219.4	188.3	287.7
Amortization expense	73.5	76.3	220.7	237.2	288.9
Stock compensation expense	16.4	17.3	46.8	50.9	59.0
Acquisition and related expense	(0.8)	2.6	4.1	5.2	17.2
Technology implementation expense	40.7	19.4	93.5	46.7	113.9
Debt issuance and refinancing cost	-	-	0.2	-	0.2
Tax-effect of adjustments to net income	(27.2)	(23.6)	(76.4)	(69.4)	(100.8)
Other management-identified adjustments (1)	1.0	17.3	-	17.7	7.3
Adjusted EBITDA	$433.7	$626.5	$1,308.9	$1,837.1	$1,802.6
Adjusted EBITDA margin	11.0%	14.8%	11.1%	14.6%	11.5%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2025	2024	2025	2024
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$970.7	$958.3	$2,889.3	$2,857.8
Depreciation expense	(53.0)	(45.3)	(153.2)	(130.7)
Amortization expense	(70.8)	(73.6)	(212.7)	(229.1)
Stock compensation expense	(16.4)	(17.3)	(46.8)	(50.9)
Acquisition and related expense	0.8	(2.6)	(4.1)	(5.2)
Technology implementation expense	(40.7)	(19.4)	(93.5)	(46.7)
Other management-identified adjustments (1)	(1.0)	(17.3)	-	(17.7)
Adjusted SG&A expense	$789.6	$782.8	$2,379.0	$2,377.5

GAAP SG&A expense as a % of sales	24.6%	22.6%	24.4%	22.7%
Adjusted SG&A expense as a % of sales	20.0%	18.5%	20.1%	18.9%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025		September 30, 2025
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
Revolving credit facility @ 5.50% weighted average interest rate	$2.3	$-	$23.5	$-
2032 Unsecured notes @ 4.25%	13.8	1,300.0	41.4	1,300.0
2034 Unsecured notes @ 6.375%	15.9	1,000.0	47.8	1,000.0
2035 Unsecured notes @ 6.75%	12.7	750.0	20.3	750.0
2032 Unsecured notes @ 6.375%	11.2	700.0	33.5	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
Amortization of debt issuance costs, discount and premium	1.9	-	5.2	-
Finance leases and other finance obligations	5.2	187.9	15.1	187.9
Debt issuance and refinancing cost	-	-	0.2	-
Cash	-	(296.2)	-	(296.2)
Total (1)	$69.9	$4,191.7	$207.6	$4,191.7

(1) Total interest expense does not include interest income of approximately $0.6 million and $1.5 million received during the three month and nine month periods, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

	Three Months Ended	Nine Months Ended
(in millions)	September 30, 2025	September 30, 2025
Free Cash Flow
Operating activities	$547.7	$1,021.1
Less: Capital expenditures, net of proceeds	(82.8)	(256.1)
Free cash flow	$464.9	$765.0

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,
	2025		2024
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$868.4	22.0%	$1,014.7	24.0%	(14.4)%
Windows, doors & millwork	$989.9	25.1%	$1,087.0	25.7%	(8.9)%
Value-added products	1,858.3	47.1%	2,101.7	49.7%	(11.6)%

Specialty building products & services	1,087.3	27.6%	1,049.6	24.8%	3.6%
Lumber & lumber sheet goods	995.6	25.3%	1,081.2	25.5%	(7.9)%
Total net sales	$3,941.2	100.0%	$4,232.5	100.0%	(6.9)%

	Nine Months Ended September 30,
	2025		2024
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$2,691.5	22.7%	$3,075.5	24.4%	(12.5)%
Windows, doors & millwork	2,962.3	25.0%	3,238.4	25.7%	(8.5)%
Value-added products	5,653.8	47.7%	6,313.9	50.1%	(10.5)%

Specialty building products & services	3,050.0	25.9%	2,963.8	23.6%	2.9%
Lumber & lumber sheet goods	3,129.0	26.4%	3,302.5	26.3%	(5.3)%
Total net sales	$11,832.8	100.0%	$12,580.2	100.0%	(5.9)%